As filed with the Securities and Exchange Commission on May 22, 2009
Registration No. 333_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Complete Production Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	72-1503959
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
11700 Katy Freeway, Suite 300
Houston, Texas 77079
(Address of Principal Executive Offices including Zip Code)
COMPLETE PRODUCTION SERVICES, INC.
2008 INCENTIVE AWARD PLAN
(Full Title of the Plan)

Copy to:
James F. Maroney, III	Regina M. Schlatter, Esq.
Vice President, Secretary and General Counsel	Latham & Watkins LLP
11700 Katy Freeway, Suite 300	650 Town Center Drive, 20th Floor
Houston, Texas 77079	Costa Mesa, California 92626-1925
(281) 372-2300	(714) 540-1235
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
		Offering	Maximum
	Amount	Price	Aggregate	Amount of
Title of Securities to	to be	Per	Offering	Registration
be Registered	Registered(1)	Share(2)	Price(2)	Fee
Common stock, $0.01 par value per share	6,400,000	$6.63	$42,432,000	$2,367.71

(1)	The Complete Production Services, Inc. 2008 Incentive Award Plan, as amended (the “2008 Plan”), authorizes the issuance of 8,900,000 shares of the Registrant’s common stock, par value $0.01 per share, of which 6,400,000 shares are being registered hereunder and 2,500,000 have been registered previously. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of common stock which become issuable under the 2008 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average of the high and low sales prices of a share of our common stock, as reported on the New York Stock Exchange on May 21, 2009.

INTRODUCTION
     On May 21, 2009, our stockholders approved an amendment to the 2008 Plan increasing the number of authorized shares of Complete Production Services, Inc. (the “Company”) common stock, par value $0.01 per share (“Common Stock”), that may become issuable under the 2008 Plan by 6,400,000 shares, from 2,500,000 to 8,900,000 shares.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Registration of Additional Securities
     The 2008 Plan authorizes the issuance of an aggregate of 8,900,000 shares of Common Stock. The Company has previously registered 2,500,000 shares issuable under the 2008 Plan pursuant to a Registration Statement on Form S-8 filed with the Commission on May 22, 2008, Registration No. 333-151091 (the “Prior Registration Statement”). Under this Registration Statement, the Company is registering an additional 6,400,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.
Experts
     The consolidated financial statements and management’s report on internal control over financial reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference in this prospectus and elsewhere in the Registration Statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.
Item 8. Exhibits
     See Index to Exhibits.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant, Complete Production Services, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Houston, State of Texas, on May 22, 2009.

COMPLETE PRODUCTION SERVICES, INC.

By:	/s/ Joseph C. Winkler Joseph C. Winkler,
Chairman of the Board of Directors and Chief
Executive Officer (Principal Executive Officer)

By:	/s/ Jose A. Bayardo

Jose A. Bayardo,
Vice President and Chief Financial Officer
(Principal Financial Officer)
POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes and appoints James F. Maroney, III as attorney-in-fact and agent, acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.
In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 22, 2009.

Signature	Title

/s/ Joseph C. Winkler Joseph C. Winkler	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Jose A. Bayardo Jose A. Bayardo	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Dewayne Williams Dewayne Williams	Vice President — Accounting, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Robert S. Boswell Robert S. Boswell	Director

/s/ Harold G. Hamm Harold G. Hamm	Director

Signature	Title

/s/ Michael M. McShane Michael M. McShane	Director

/s/ W. Matt Ralls W. Matt Ralls	Director

/s/ Marcus A. Watts Marcus A. Watts	Director

/s/ R. Graham Whaling R. Graham Whaling	Director

/s/ James D. Woods James D. Woods	Director

INDEX TO EXHIBITS

EXHIBIT

4.1	Registration Rights Agreement dated November 8, 2006 pursuant to Stock Purchase Agreement dated November 11, 2006 among Complete Production Services, Inc., Integrated Production Services, LLC and Pumpco Services Inc. and Each Seller Listed on Schedule I Thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on November 14, 2006).

5.1+	Opinion of James F. Maroney, III, Esq., regarding the legality of the securities being registered.

10.1	Complete Production Services, Inc. 2008 Incentive Award Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2008).

10.2	Amendment No. 1 to the Complete Production Services, Inc. 2008 Incentive Award Plan (incorporated by reference to Appendix A of the Company’s Definitive Additional Materials on Schedule 14A filed on May 11, 2009).

23.1+	Consent of James F. Maroney, Esq. (included in Exhibit 5.1).

23.2+	Consent of Grant Thornton LLP.

24+	Power of Attorney (included with the signature page to this Registration Statement).

+	Filed herewith